Exhibit 99.1

FMC Corporation
2929 Walnut Street
Philadelphia, PA 19104
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

Media Contact: Emily Parenteau +1.215.299.6288
emily.parenteau@fmc.com
Investor Contact: Michael Wherley +1.215.299.6543
michael.wherley@fmc.com
FMC Corporation Raises Guidance for Fourth Quarter 2018 Earnings and Provides Initial 2019 Outlook
Updated Fourth Quarter Guidance and Key Drivers

•	Consolidated adjusted earnings per diluted share now expected to be $1.62 to $1.67, up 17 to 21 percent versus the midpoint of prior guidance

•	Agricultural Solutions segment revenue was up 18 percent versus Q4 ’17, on a pro forma basis[3], versus prior guidance of 12 percent growth

•	Agricultural Solutions segment EBITDA drives $0.08 adjusted earnings per share outperformance versus midpoint of prior guidance

•	Lower tax-rate expected to drive additional $0.15 to $0.20 adjusted earnings per share outperformance versus midpoint of prior guidance
Full Year 2019 Outlook (excluding Lithium)1,2,3

•	Revenue growth of 4 to 6 percent versus pro forma 2018

•	Total company EBITDA growth of 5 to 9 percent versus pro forma 2018, despite significant headwinds from raw material costs and foreign exchange

•	2019 adjusted earnings are expected to be in the range of $5.55 to $5.75 per diluted share, excluding any impact from share repurchases in 2019
PHILADELPHIA, January 31, 2019 - FMC Corporation (NYSE:FMC) today announced that it expects fourth quarter 2018 adjusted earnings to be in a range of $1.62 to $1.67 per share, which compares to prior guidance of $1.33 to $1.43 per share. The raised guidance is primarily due to outperformance in Agricultural Solutions and lower than expected taxes. Agricultural Solutions saw strong demand across all regions, which led to an 18 percent increase in segment revenue, on a pro forma basis3; this compares to prior guidance of 12 percent growth at the midpoint. Higher Agricultural Solutions segment EBITDA drives approximately $0.08 incremental adjusted earnings per share versus midpoint of prior guidance. A significantly lower tax rate is expected to contribute an additional $0.15 to $0.20 incremental adjusted earnings per share versus midpoint of prior guidance. All other factors combined add $0.01 incremental adjusted earnings per share versus midpoint of prior guidance.

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Key Drivers of Increased Q4 ‘18 Adjusted EPS Guidance (versus midpoint of prior guidance)	+24 to +29 cents
Agricultural Solutions	+8 cents
Lower tax rate	+15 to +20 cents
All other factors	+1 cent

Full Year 2019 Outlook (excluding Lithium)1,2,3
FMC expects full-year 2019 revenue to grow by 4 to 6 percent versus pro forma 2018 revenue, and it expects total company EBITDA growth of 5 to 9 percent versus pro forma 2018, despite significant headwinds from raw material costs and foreign exchange. FMC expects 2019 adjusted earnings per share to be in the range of $5.55 to $5.75, excluding any impact from share repurchases in 2019.
About FMC
FMC Corporation provides solutions to growers around the world with a portfolio of proprietary crop protection products and a robust pipeline fueled by innovative discovery and development capabilities in crop protection, plant health and professional pest and turf maintenance solutions. In October 2018, FMC conducted an initial public offering of its Lithium business.  The new company, Livent Corporation, is approximately 85 percent owned by FMC and is expected to be spun off on March 1, 2019.  FMC employs approximately 7,300 employees (including through Livent) around the globe. To learn more, please visit www.fmc.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2017 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
This press release contains certain “non-GAAP financial terms” which are defined on our website www.fmc.com.  In addition, we have also provided on our website at www.fmc.com reconciliations of non-GAAP terms to the most directly comparable GAAP term.

1.
Although we provide forecasts for adjusted earnings per share (a non-GAAP financial measure), we are not able to forecast the most directly comparable measures calculated and presented in accordance with GAAP. Certain elements of the composition of the GAAP amounts are not predictable, making it impractical for us to forecast. Such elements include, but are not limited to, restructuring, acquisition charges, and discontinued operations. As a result, no GAAP outlook is provided.

2.
Adjusted earnings outlook excludes the Lithium segment, as that business is expected to be reported as discontinued operations in 2019, based on our expectation that we will distribute our remaining stake in Livent Corporation (approximately 85 percent) to FMC shareholders on March 1, 2019.

3.	Pro forma calculations for 2018 exclude the Lithium segment entirely, as we intend to show a true year-over-year comparable metric for the 2019 periods. Pro forma calculations for 2017 include the

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impact of the DuPont Crop Protection acquisition assuming the acquisition occurred at the beginning of the period. The acquisition occurred on November 1, 2017.

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